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                                                                      EXHIBIT 8

                        [ SIDLEY & AUSTIN LETTERHEAD ]



                                March 5, 1998



Household Capital Trust IV
Household International, Inc.
2700 Sanders Road
Prospect Heights, Illinois 60070

        Re:   Household Capital Trust IV
              Trust Preferred Securities
              --------------------------

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission by Household International, Inc. ("HII") and Household Capital Trust IV ( the "Trust") and the preliminary prospectus (the "Preliminary Prospectus") included in the Registration Statement.

        We have acted as special tax counsel to HII and the Trust in connection with the Preliminary Prospectus forming a part of the Registration Statement.

        In rendering the opinion expressed below, we have examined the Preliminary Prospectus and such other documents as we have deemed relevant and necessary, including, without limitation, the Declaration of Trust, the Form of Amended and Restated Declaration of Trust, the Indenture, and the Form of Supplemental Indenture attached as Exhibits to the Registration Statement.
Such opinion is conditioned, among other things, upon the accuracy and completeness of the facts, information and representations contained in the Preliminary Prospectus as of the date hereof and the continuing accuracy and completeness thereof as of the date of the issuance of the ____ % Trust Preferred Securities (the "Preferred Securities") described in the Registration Statement. We have assumed that such other documents will be enforceable and the Trust valid under applicable state law, that the transactions contemplated by the Preliminary Prospectus and such other documents will occur as provided therein, and that there will be no material change to the Preliminary Prospectus or any of such other documents between the date hereof and the date of the issuance of the Preferred Securities.




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[ SIDLEY & AUSTIN LETTERHEAD ]


Household Capital Trust IV
March 5, 1998
Page 2



        The statements contained in the Preliminary Prospectus under the heading "Certain Federal Income Tax Consequences" to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto, have been prepared or reviewed by us and, in our opinion, are correct in all material respects. We hereby affirm to you the opinions attributed to us under such heading in the Preliminary Prospectus.

        This opinion is provided to you only and, without our prior written opinion, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement.

        Notwithstanding the immediately preceding paragraph, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption "Certain Federal Income Tax Consequences" and "Legal Matters" in the Preliminary Prospectus included in the Registration Statement. By giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules promulgated thereunder.

        This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.



                                                Very truly yours,

                                                /s/ Sidley & Austin


BLF